Exhibit 95.1

Federal Mine Safety and Health Act Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires issuers to include in periodic reports filed with the SEC certain information relating to citations or orders for violations of standards under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The following disclosures respond to that legislation.

Whenever MSHA believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a citation that describes the violation and fixes a time within which the operator must abate the violation.  In these situations, MSHA typically proposes a civil penalty, or fine, as a result of the violation, that the operator is ordered to pay.  In evaluating the information below regarding mine safety and health, investors should take into account factors such as: (a) the number of citations and orders will vary depending on the size of a coal mine, (b) the number of citations issued will vary from inspector to inspector and mine to mine, and (c) citations and orders can be contested and appealed, and during that process are often reduced in severity and amount, and are sometimes dismissed.

Responding to the Dodd-Frank Act legislation, we report that, for the year ended December 31, 2015, none of our subsidiaries received written notice from MSHA of (a) a violation under section 110(b)(2) of the Mine Act for failure to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially proximately caused, or reasonably could have been expected to cause, death or serious bodily injury, (b) a pattern of violations of mandatory health or safety standards under section 104(e) of the Mine Act, or (c) a violation under section 107(a) of the Mine Act for alleged conditions or practices that could reasonably be expected to cause death or serious physical harm.  In addition, none of our subsidiaries suffered any mining related fatalities during the year ended December 31, 2015.

The following table sets out information required by the Dodd-Frank Act for the year ended December 31, 2015. The mine data retrieval system maintained by MSHA may show information that is different than what is provided herein.  Any such difference may be attributed to the need to update that information on MSHA’s system and/or other factors. The table also displays pending legal actions before the Federal Mine Safety and Health Review Commission (the “Commission”) that were initiated during the year ended December 31, 2015 as well as total pending legal actions that were pending before the Commission as of December 31, 2015, which includes the legal proceedings before the Commission as well as all contests of citations and penalty assessments which are not before an administrative law judge. All of these pending legal actions constitute challenges by us of citations issued by MSHA. Since none of our subsidiaries received notice from MSHA of a pattern of violations of mandatory health or safety standards under section 104(e) of the Mine Act, the column that would normally display this information in the table below has been omitted for ease of presentation.

For the year ended December 31, 2015

Company	Mine(1)	MSHA ID	104 (a)S & S (2)	104 (b)(3)	104 (d)(4)	107 (a)(5)	110 (b)(2) (6)	Proposed Assessments (7)	Pending Legal Proceedings (8)	Legal Proceedings Initiated	Legal Proceedings Resolved
Hopedale Mining LLC	Hopedale Mine	33-00968	52	0	0	0	0	$152,170	1	1	4
	Nelms Plant	33-04187	1	0	0	0	0	$300	0	1	1

Sands Hill Mining LLC	Big Valley Mine	33-01358	0	0	0	0	0	$407	0	0	0
	Kanauga Dock	33-02044	0	0	0	0	0	$—	0	0	0
	Clinton Stone	33-04041	0	0	0	0	0	$300	0	0	0
	Strip #2	33-03336	0	0	0	0	0	$100	0	0	0

CAM/Deane Mining LLC	Access Energy	15-19532	0	0	0	0	0	$200	0	0	0
	Mine #28	15-18911	4	0	0	0	0	$4,143	3	0	2
	Deane #1	15-18569	0	0	0	0	0	$—	0	0	0
	Love Branch	15-19191	0	0	0	0	0	$—	0	0	0
	Marion Branch	15-18100	0	0	0	0	0	$—	0	0	0
	Three Mile Mine #1	15-17659	1	0	0	0	0	$992	0	0	0
	Grapevine South	46-08930	1	0	0	0	0	$2,015	0	0	1
	Remining No. 3	46-09345	2	0	0	0	0	$2,930	0	0	0
	Rob Fork Processing	15-14468	4	0	0	0	0	$2,671	0	0	0
	Jamboree Loadout	15-12896	6	0	0	0	0	$3,998	0	0	0
	Mill Creek Prep Plant	15-16577	11	0	0	0	0	$3,604	0	0	0
	Tug Fork Plant	46-08626	0	0	0	0	0	$200	0	0	0
	Rhino Trucking	Q569	0	0	0	0	0	$—	0	0	0
	Rhino Reclamation Services	R134	0	0	0	0	0	$—	0	0	0
	Rhino Services	S359	0	0	0	0	0	$—	0	0	0

Rhino Eastern LLC	Eagle #1	4608758	0	0	0	0	0	$—	2	1	13
	Eagle #3	4609427	0	0	0	0	0	$—	0	1	13

Pennyrile Energy LLC	Riveredge Mine	15-19424	86	0	8	0	0	$105,698	3	3	0
	Riveredge Surface Ops	15-19749	5	2	0	0	0	$3,197	1	1	0

McClane Canyon Mining LLC	McClane Canyon Mine	05-03013	0	0	0	0	0	$—	0	0	0

Castle Valley Mining LLC	Castle Valley Mine #3	42-02263	9	0	0	0	0	$12,681	0	0	0
	Castle Valley Mine #4	42-02335	25	1	0	0	0	$62,963	0	1	1
	Bear Canyon Loading Facility	42-02395	2	0	0	0	0	$1,806	0	0	0

Total			209	3	8	0	0	$360,375	10	9	35

(1) The foregoing table does not include the following: (i) facilities which have been idle or closed unless they received a citation or order issued by MSHA; and (ii) permitted mining sites where we have not begun operations and therefore have not received any citations.

(2) Mine Act section 104(a) citations shown above are for alleged violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3) Mine Act section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation. These orders result in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

(4) Mine Act section 104(d) citations and orders are for an alleged unwarrantable failure (i.e. aggravated conduct constituting more than ordinary negligence) to comply with a mandatory mining health or safety standard or regulation. These types of violations could significantly and substantially contribute to a serious injury; however, the conditions do not cause imminent danger.

(5) Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6) The total number of flagrant violations issued under section 110(b)(2) of the Mine Act.

(7) Total dollar value of MSHA assessments proposed during the year ended December 31, 2015.

(8) Any pending legal action before the Federal Mine Safety and Health Review Commission (the “Commission”) involving a coal mine owned and operated by us.  The number of legal actions pending as of December 31, 2015 that fall into each of the following categories is as follows:

(a)  Contests of citations and orders: 5

(b)  Contests of proposed penalties: 5

(c)  Complaints for compensation under Section 111 of the Mine Act: 0

(d)  Complaints of discharge, discrimination or interference under Section 105 of the Mine Act: 0

(e)  Applications for temporary relief under Section 105(b)(2) of the Mine Act: 0

(f)  Appeals of judges’ decisions or orders to the Commission: 0